                                                            EXHIBIT 99.1


                        WORLD COLOR NAMES ROBERT B. LEWIS
                        ---------------------------------
              AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
              ----------------------------------------------------


GREENWICH, CT (December 9, 1998) - The promotion of Robert B. Lewis to Executive Vice President, Chief Financial Officer was announced today by Robert G. Burton, Chairman and Chief Executive Officer of World Color Press, Inc. (NYSE:WRC).

Mr. Lewis formerly served as Senior Vice President, Controller for World Color. He joined the Company in 1996, as Vice President, Strategic Planning, and has held several positions of increasing responsibility within the finance and accounting departments including Vice President, Accounting and Vice President,
Controller.   Prior to that Mr. Lewis served as a senior financial officer for
L.P. Thebault Company, a leading commercial printer. Mr. Lewis replaces Michael Helfand, who has left the company to pursue other interests.

In regard to the appointment, Mr. Burton said:
"Bob Lewis has been a key member of World Color's financial management team and has contributed greatly to our ongoing focus in matching costs with revenues. His promotion to Chief Financial Officer is a result of the outstanding leadership qualities he has demonstrated while managing our financial resources and sustaining our annual 15% EPS growth. Bob will play a crucial role in the Company's continued focus on improving margins, cost controls, capital expenditures, and strategic acquisitions."

Mr. Lewis received his BS in Accounting and Information Systems from Rider University. He earned his CPA in 1989. Mr. Lewis resides in Wilton, Connecticut with his wife Lorraine and their two sons.

World Color, headquartered in Greenwich, Connecticut, is a leader in the management and distribution of print and digital information. The Company specializes in the production and distribution of data for customers in the commercial, magazine, catalog, book, direct mail and directory markets. Founded in 1903, World Color employs over 15,000 employees and operates 48 facilities with a network of sales offices nationwide.

                                    # # #